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                                                                   EXHIBIT 4.194



                               OPERATING AGREEMENT
                                       FOR
                 BLACK HILLS MINING COMPANY, LLC (THE "COMPANY")

This is the Operating Agreement dated as of July 1, 2003, among Dodge Hill Holding JV, LLC and any person who subsequently becomes a Member of the Company, as reflected on the Company's records, each a "Member" and collectively the "Members".

                                    ARTICLE 1
                                 REORGANIZATION

Dodge Hill Holding JV, LLC has recently acquired all of the Member Interests in the Company and now desires to enact this instrument as the operating agreement of the Company as provided for herein.

                                    ARTICLE 2
                                      NAME

The business of the Company shall be conducted under the name: "Black Hills Mining Company, LLC."

                                    ARTICLE 3
                                   DEFINITIONS

The following terms and phrases used in this Agreement shall have the following meanings:

"Act" shall mean the Illinois Limited Liability Company Act.

"Agreement" shall mean this operating Agreement as amended, modified, or supplemented from time to time.

"Bankruptcy" shall be deemed to have occurred with respect to any Member or director, at the time the Member or director: (a) makes an assignment for the benefit of creditors, (b) files a voluntary petition in bankruptcy, (c) is adjudicated bankrupt or insolvent, (d) files a petition or answer seeking for the Member or director any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, (e) files an answer or other pleading admitting or failing to contest the material allegations of the petition filed against the Member or director in any proceeding of this nature, (f) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Member or director or of all of any substantial part of the Member's or director's property, or (g) if within one hundred twenty (120) days after the commencement of any proceeding against the Member or director seeking reorganization, arrangement, composition, readjustment, liquidation,



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dissolution, or similar relief under any statute, law, or regulation, the proceeding has not been dismissed, or if within ninety (90) days after the appointment without the Member's or director's consent or acquiesces of a trustee, receiver, or liquidator of the Member or director, or of all or any substantial part of the Member's or director's properties, the appointment is not vacated or stayed or within ninety (90) days after the expiration of any stay, the appointment is not vacated.

"Board of Directors" shall mean the Company's Board of Directors, which shall constitute the "manager of the company" contemplated by the Act.

"Capital Accounts" shall mean the individual account maintained for each Member by the Company.

"Capital Contributions" shall mean the money and the fair market value of property (net of liabilities assumed by the Company or to which the property is subject) contributed to the Company by a Member, and as maintained in the Company's records. The Company shall maintain records that set forth the agreed upon fair market value of each of the assets (other than cash) contributed to the capital of the Company as determined by the contributing Member and the Company.

"Disability" shall mean a Member or director's inability (as determined by a physician appointed by the Company) due to accident or physical or mental illness, to adequately and fully perform the duties that the Member or director was performing for the Company when the disability began. If, at any time, the physician appointed by the Company makes a determination with respect to a Member or Member's disability, determination shall be final, conclusive, and binding upon the Company, the Member or director, and their successors in interest.

"Code or IRC" shall mean Internal Revenue Code of 1986 as amended, modified, or rescinded from time to time; or similar provision of succeeding law.

"Incapacity or Incapacitated" shall mean the adjudicated incompetency or death of an individual Member or director or dissolution of the entity comprising any Member or director, and shall also include the death of an individual Member when that Member has transferred all or any part of such Member's Interest to an entity with an extended life (e.g., corporation or trust).



"Interest" shall mean the entire ownership Interest (which may be expressed as a percentage or in terms of Units) of a Member in the Company, Including the rights and obligations of the Member under this Agreement and Act.

"Member or Members" shall have the meaning set forth in the first paragraph hereof.

"Manager" shall mean the Board of Directors.


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"Person" shall mean an individual, corporation, partnership, limited liability
Company, joint stock Company, trust, association, unincorporated entity, or any division thereof.

"Representative" shall mean a person's executor, administrator, committee, or analogues fiduciary.

"Member Nonrecourse Debt" shall mean "partner nonrecourse debt" as defined in treasury regulations section 1.704-2(b)(4).

"Member Nonrecourse Debt Minimum Gain" shall mean the sum of each Member's share of "minimum gain" attributed to a "partner nonrecourse debt", as those terms are used in treasury regulations section 1.704.2(i)(2).

"Member Nonrecourse Deductions" shall mean "partner nonrecourse deduction" as defined in treasury regulations section 1.704-2(1)(2),

"Minimum Gain" shall mean "partnership minimum gain" as defined in treasury regulations section 1.074-2(b)(2).

"Net cash flow" shall mean for any fiscal year (a) the sum of (i) all cash receipts of the Company from any sources for such period other than capital contributions or loan proceeds, and (ii) any funds released by the Board of Directors from previously established reserves less (b) the sum of (i) all cash expenditures of the Company for such period not funded by capital contributions or loan proceeds and not paid out of previously established reserves and (ii) a reasonable reserve for future expenditures as determined by the Board of Directors.

"Net Profits" shall mean the Company's taxable income minus the Company's tax losses for the applicable period.

"Participating Percentage" shall mean with respect to a particular Member, the number of Units of membership in the Company owned by such person divided by the aggregate number of issued and outstanding Units of membership in the Company, adjusted as required by this Agreement. Distributions or allocations made in proportion to or in accordance with the participating percentages of the Members shall be based upon relative participating percentages as of the record date for distributions and in accordance with IRC section 706(c) and (d).

"Taxable Income" and "Tax Losses" shall mean for each fiscal year of the Company, the Company's taxable income or loss for such fiscal years to be determined in accordance with IRC section 703(a) with adjustments made as determined by the Board of Directors as allowed by the IRC.

"Units" shall mean the units of ownership in the Company set forth in records maintained by the Company, which shall be amended to reflect any additional Members and any changes in the Members' Units. Except as otherwise provided in this


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Agreement, each unit shall entitle the owner thereof to one vote on each matter on which Members are entitled to vote pursuant to the terms of this Agreement.



                                    ARTICLE 4
                             BUSINESS OF THE COMPANY

The business of the Company shall be any and all activities that limited liability companies are authorized to conduct under the laws of the Commonwealth of Illinois. It is the intention of the Members that the Company be treated as a partnership for federal, state, and local income tax purposes, and the Members agree not to take any position or make any election, in a tax return or otherwise, inconsistent with such treatment; provided however, the filing of federal, state, and local tax returns shall not be construed to create a partnership (other than for tax purposes) among the Members.

                                    ARTICLE 5
                        MEMBERS AND MEMBERSHIP INTERESTS

5.1 Initial Members. The names and business addresses of the initial Members are set forth on Annex "A".

5.2 Additional Members. The Company may admit additional Members, as opposed to transferee members from time to time, by the decision of the Board of Directors, upon the terms and for the consideration determined by the manager, and such additional Members shall have all the rights of a Member that was approved, in accordance with this Agreement, as a substituted Member. The records of the Company shall be amended to reflect any changes in the Company's membership. A prerequisite to admission to membership in the Company shall be the written Agreement by the additional Member to be bound by the terms of this Agreement.

5.3 No Liability of Members or Directors. No Member or director shall have personal liability for the obligations or liabilities of the Company. Except as otherwise specifically provided In this Agreement, no Member, after such Member's admission to the Company, shall be obligated to contribute additional funds or property, or loan money, to the Company.


5.4 Title to Property. All real and personal property owned by the Company shall be owned by the Company as an entity and no Member shall have any ownership interest in such property in his or her individual name or right, and each Member's Interest in the Company shall be personal property for all purposes. Except as otherwise provided in this Agreement, the Company shall hold all of its real and personal property in the name of the Company and not In the name of any Member.


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5.5 Removal of Members. Except as otherwise provided in this Agreement, no
Member shall be removed from membership in the Company without a vote of the Members holding a majority of the voting rights of the Company.

5.6 Fiduciary Duties of Members. To the fullest extent permitted by law, each Member hereby agrees to (a) waive any fiduciary duties or personal liability that any other Member may have to the Company or such Member, whether such duties or liability would arise otherwise in such other Member's capacity as a Member, manager, officer, or director, and (b) eliminate any personal liability any other Member may have to the Company or such Member.

5.7 Certificates. Interests in the Company shall be evidenced by certificates, which shall be signed by an officer or director of the Company.

                                    ARTICLE 6
                                PRINCIPAL OFFICE

The principal office and place of business of the Company shall be located 435 Davis Mine Road, Sturgis, Illinois 42459. The Company may have such other or additional offices as the Board of Directors deems advisable.

                                    ARTICLE 7
                                      TERM

The term of the Company shall begin on the date the Company's Articles of Organization are filed with the Illinois Secretary of State, and shall continue until dissolution in accordance with the terms of this Agreement.

                                    ARTICLE 8
                            CAPITAL AND CONTRIBUTIONS

8.1 Initial Contributions. The initial Members shall make the initial contributions set forth in the records of the corporation.

8.2 Interest on Capital. No Member shall be paid interest on any capital contribution or capital account.

8.3 Capital Accounts. A separate capital account shall be maintained by the Company for each Member In accordance with treasury regulations section 1.704-1(b)(2)(iv). There shall be credited to each Member's capital account: (a) the amount of money contributed by such Member to the Company; (b) the fair market value of property contributed by such Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under IRC section 752); and (c) allocations to such Member of taxable income. Each Members capital account shall be decreased by:
(i) the amount of money distributed to such Member by the Company; (ii) the fair market value of the property distributed to such Member by the Company (net of liabilities secured by such distributed property that




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such Member is considered to assume or take subject to IRC section 752); and
(iii) allocations to such Member of tax losses.

8.4 Withdrawal and Return of Capital. Except as expressly provided in this Agreement, no Member shall be entitled to withdraw any part of such Member's capital contribution or capital account, or to receive any distribution from the Company.

8.5 Revaluation of Company Property. If there shall occur '(a) an acquisition of an interest from the Company for more than a de minimis capital contribution, or
(b) a distribution (other than a de minimis distribution) to a Member in redemption of all or part of a Member's Interest, then the Company shall revalue the assets of the Company at their then fair market value and adjust the capital accounts in the same manner as in the case of a property distribution. If there is a revaluation, then capital accounts shall hereafter be adjusted for allocations of depreciation (cost recovery) and gain or loss in accordance with the provisions of treasury regulations sections 1.704-1(b)(2)(iv)(f) and (g), and the Members' distributive shares of depreciation (cost recovery) and gain or loss shall thereafter be computed in accordance with the principles of IRS section 704(c) and the regulations promulgated thereunder using the traditional method with curative allocations within the meaning of treasury regulations section 1.704-3(c).

                                    ARTICLE 9
                                  DISTRIBUTIONS

9.1 Distributions to the Members. Unless otherwise determined by the Board of Directors, the Company's net cash flow shall be retained by the Company for reinvestment in the Company's business, except that, to the extent such net cash flow is available during a taxable year, the Company shall distribute an amount of net cash flow during such taxable year equal to the amount of federal and state income taxes due with respect to the Company's net profits for the taxable year.

9.2 Distributions of Other Property. The Board of Directors shall determine: (a) whether any distributions, other than distributions of net cash flow, shall be made; and (b) the time of such distributions, if any. Distributions of property to the Members, other than net cash flow and other than distributions in liquidation of all or a portion of the Member's Units, shall be made among the Members pro rata in accordance with their Units. Any property, other than cash, distributed to a Member for any reason whatsoever shall be valued, and the capital accounts shall be adjusted.

9.3 Timing of Net Cash Flow Distributions. Distributions of net cash flow shall be made quarterly to the extent possible, or on or prior to the date the Members are required to make estimated tax payments for the previous quarter.


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                                   ARTICLE 10
                ALLOCATION OF PROFITS AND LOSSES FOR TAX PURPOSES

Taxable income and tax losses shall be allocated among the Members in accordance with their Units.


                                   ARTICLE 11
                     BOOKS OF ACCOUNT, RECORDS, AND REPORTS

11.1 Responsibility for Books of Account and Records. Proper and complete books of account and records shall be kept by the Board of Directors in which shall be entered fully and accurately all transactions and matters relative to the Company's business as are usually entered into books of account and records maintained by persons engaged in businesses of a like character. The Company's books of account and records shall be prepared in accordance with the generally accepted accounting principles, consistently applied, except that the books of account and records shall be kept on the cash basis except in circumstances in which the Board of Directors determines that another basis of accounting will be in the best interest of the Company. The books of accounts and records shall, at all times, be maintained at the principal place of business of the Company, and shall be open to the inspection and examination of the Members or their duly authorized representatives during reasonable business hours, and any Member may, at such Member's own expense, examine and make copies of the books of account and records of the Company.

11.2 Reports. The Board of Directors may prepare or cause to be prepared and deliver or caused to be delivered to the Members from time to time during each fiscal year, in connection with distributions or otherwise, unaudited statements showing the results of the Company's operations to the date of that unaudited statement.

                                   ARTICLE 12
                                   FISCAL YEAR

The fiscal year of the Company shall end on December 31 of each year.

                                   ARTICLE 13
                               THE COMPANY'S FUNDS

The Company's funds shall be deposited into such bank accounts, or invested in such interest-bearing or non-interest-bearing investments, as shall be designated by the Board of Directors. All withdrawals from such bank accounts shall be made by an authorized officer. The Company's funds shall be held in the name of the Company and shall not be commingled with those of any other person.


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                                   ARTICLE 14
                            MANAGEMENT OF THE COMPANY

14.1 Members.

         (a) No Member shall have the power or authority to bind the Company unless the Member has been authorized in writing by an authorized officer of the Company to Act as an agent of the Company.

         (b) Meetings of the Members shall be held at such times and places as are set by the Board of Directors. Meetings of the Members may be called by the Board of Directors or by any Member or Members owning interest constituting 51 percent of the Units upon at least ten (10) days prior written notice to the Members. The notice for a meeting shall state the purpose or purposes of such meeting and shall provide the time and place of such meeting, which shall be at the Company's principal office unless the Members unanimously consent to a different location. A Member may waive any notice required by this Agreement before or after the date and time stated in the notice. The waiver shall be in writing and be delivered to the Company for inclusion in the minutes or filing with the Company's records. Attendance at a meeting shall constitute a waiver of any objection as to lack of notice or defective notice of the meeting, unless the Member, at the beginning of the meeting, objects to holding the meeting or transacting business at the meeting.

         (c) A quorum of the Members shall consist of Members holding interest constituting a majority of the Units. If a quorum is present when a vote is taken, which shall be a prerequisite to the taking of any action of the Members at a meeting, then the affirmative vote of a majority of the Units held by the Members in attendance at the meeting and having voting rights (or such greater percentage as is required by this Agreement or nonwaiveable provision of the
Act) shall be the Act of the Members.

         (d) Meetings may be held by any means of communication by which all the Members participating may simultaneously hear each other during the meeting. Actions of the Member may be taken by written action executed by Members holding Units constituting a majority (or such greater percentage as is required by this Agreement or nonwaiveable provision of the Act) of the vote held by Members holding voting rights.

14.2 Approval Rights. Each Member will have Approval Rights.

         Actions which require the unanimous approval of the Members will include the following:

    (i)     a Capital Event;

    (ii) the designation of the liquidating trustee in a dissolution and winding up of the Company;


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    (iii)   changes in the scope of business activities or area of operations of the Company;

    (iv)    approval of an annual budget and five year business plan;

    (v) unbudgeted capital expenditure in excess of $25,000 or that have no budgeted offsets;

    (vi)    major expenditures in excess of $250,000;

    (vii) coal supply agreements with commitments longer than 12 months or for more than 25,000 tons per month;

    (viii) contracts with commitments longer than 12 months and for amounts in excess of $250,000;

    (ix) contracts or other arrangements between the Company and related parties;

    (x)     commencement or settlement of litigation involving the Company;

    (xi) appointment or dismissal of the President/Chief Executive Office of the Company;

    (xii) any guarantees or borrowings of the Company other than normal trade payables;

    (xiii) any sales of the Company's assets with an aggregate value greater than $50,000;

    (xiv)   adoptions or amendments to employee compensation and benefit plans;

    (xv)    approval of all Company tax returns prior to filing;

    (xvi)   approval of any Company labor contracts;

    (xvii)  any question of business ethics involving the Company;

    (xviii) any merger, consolidation, dissolution or sale of all or a substantial portion of the assets of the Company;

    (xix) the acquisition by the Company of any interest in a corporation, partnership, joint venture;

    (xx) determination of required reserves in connection with the calculation of Net Cash Flow available for Distribution;

    (xxi) any other matters which could have a material effect on the business of the Company or its prospects;

    (xxii)  the admission of a new Member;

    (xxiii) any additional mandatory Capital Contributions;

    (xxiv)  the expulsion of a Member;

    (xxv)   a voluntary withdrawal of a Member;

    (xxvi) any of the approvals described in Article 15, Transfers of Interests;


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    (xxvii)   a voluntary dissolution of the Company;

    (xxviii)  a merger or consolidation with another person;

    (xxix) authorization for any transaction, agreement or action unrelated to the Company's purpose as set forth in the Articles of Organization, that otherwise contravenes this Agreement;

    (xxx)     the continuation of the Company after an Involuntary Transfer;

    (xxxi)    any amendment to this Agreement;

    (xxxii) to borrow money and to issue notes, bonds, and other obligations and to secure any of the same by mortgage or pledge of Company property or income;

    (xxxiii) to lend money, to invest and reinvest the Company's funds, and to receive and hold property as security for repayment;

    (xxxiv) to open bank accounts and designate the number and identity of the individuals authorized to write checks and make withdrawals of funds;

    (xxxv) to pay, collect, compromise, arbitrate, prosecute or defend legal action with respect to, or otherwise adjust, claims or demands of or against the Company; or

    (xxxvi)   to indemnify any person.


14.3 Board of Directors.

         (a) The business and affairs of the Company shall be managed by its Board of Directors. The Board of Directors shall constitute the "manager" of the Company as contemplated under the Act. Except for situations in which the approval of the Members is expressly required in this Agreement or by nonwaivable provisions of the Act, all powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Board of Directors.

         (b) The Board of Directors shall consist of two (2) directors. The initial directors are appointed herein. The term of the director shall continue until such director's successor is elected or appointed and qualifies or until there is a decrease In the number of directors. The exact number of the Company's directors may be fixed, increased, or deceased from time to time by resolution adopted by a majority of the votes held by Members having voting rights. A decrease in number of directors shall not shorten an incumbent's term.

         (c) A director may resign at any time by delivering written notice to the Board of Directors, its chairman, or to the Company. A resignation shall be effective when the notice is delivered unless the notice specifies a later effective date. A director shall be deemed to have resigned effective upon the death or incapacity of such director.


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         (d) One or more directors may be removed, with or without cause, by a majority of the votes held by the Members holding voting rights.

         (e) If a vacancy occurs on the Board of Directors, Including a vacancy resulting from an increase in the number of directors, then (i) the Members may fill the vacancy by a majority of the votes held by the Members having voting rights, (ii) the Board of Directors may fill the vacancy, or (iii) if the directors remaining in office constitute fewer than a quorum of the Board of Directors, then they may fill the vacancy by an affirmative vote of a majority of all directors remaining in office.

         (f) Meetings of the Board of Directors may be called by any director. Notice of the time and place of each meeting of the directors shall be either:
(i) telephoned or personally delivered to each director at least 48 hours before the time of the meeting; or (ii) mailed to each director at such director's last known address at least 96 hours before the time of meeting. In each case, the person calling the meeting shall be responsible for providing notice. Notice may be waived by a director in writing. A director's attendance at or participation in a meeting shall waive any required notice to him of the meeting. No action shall be taken at a meeting of the Board of Directors where proper notice has not been given or waived. Actions by the Board of Directors may be taken in lieu of a meeting by written action executed by a majority (or such greater percentage as is required by this Agreement or nonwaivable provisions of the
Act) of the directors. The Board of Directors may permit any or all directors to participate in a meeting by, or conduct the meeting through the use of, any means of communication by which all directors participating may simultaneously hear each other during the meeting. A director participating in a meeting by this means shall be deemed to be present in person at the meeting.

         (g) A quorum of the Board of Directors shall consist of a majority of the directors in office immediately before the meeting begins. If a quorum Is present when a vote Is taken, which shall be a prerequisite to the taking of any action by the Board of Directors at a meeting, then the affirmative vote of a majority (or a greater percentage as is required by the Agreement or nonwaivable provisions of the Act) of directors present shall be the Act of the Board of Directors. A director who is present at a meeting of the Board of Directors when action is taken shall be deemed to have assented to the action taken unless (i) the director objects at the beginning of the meeting (or promptly upon the director's arrival) to holding it or transaction of business at the meeting,
(ii) the director's dissent or abstention from the action taken is entered in the minutes of the meeting, or (iii) the director delivers written notice of the director's dissent or abstention to the presiding officer of the meeting before its adjournment, or to the Company immediately after adjournment of the meeting. The right of dissent or abstention shall not be available to a director who votes in favor of the action taken.

         (h) The Board of Directors may fix the compensation of the directors.

         (i) The following persons shall serve as the initial Board of
Directors: Stephen Short and Heath Lovell.




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         (j) The Board of Directors shall not have the authority, without the approval of a unanimous vote of all of the Members, to undertake the following:

                  (i) causing the Company to dissolve or sell all or substantially all of its assets;

                  (ii) causing the Company to enter into any merger, consolidation, joint venture, or similar transaction with any person;

                  (iii) causing a distribution of the Company's net cash flow to the Members;

                  (iv)     increasing the number of authorized Units; or


                  (v) making, altering, amending, or rescinding this Agreement or the Company's Articles of Organization.

         (k) To the extent not prohibited by this Agreement or by nonwaiveable provisions of the Act or other federal, state, or local laws, each Member hereby:

                  (i) agrees and acknowledges that any Member or director of the Company, as applicable, who has a direct or indirect interest in a transaction Involving the Company, shall be entitled to vote on such transaction, regardless of such interest; and

                  (ii) waives any objection he/she may have to the right of a director or Member to vote on a transaction involving the Company in which such director or Member has an interest.

         (l) The Board of Directors shall appoint from among their Members a chairman, who shall preside at meetings of the Board of Directors. The initial chairman shall be Stephen Short.

14.4 Officers.

(a) The Company shall have a president/chief executive officer, a secretary and a treasurer, and may have one or more vice presidents, all of whom shall be appointed by the Board of Directors, and who shall serve at the pleasure of the Board of Directors. The Company may also have such other officers as the Board of Directors may deem necessary, all of whom shall be appointed by the Board of Directors or appointed by an officer or officers authorized by it.

                  (i) The president shall have:




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                           (A)      general charge and authority over the
                                    business of the Company, subject to the
                                    Board of Directors;

                           (B) authority to preside at all meetings of the Board of Directors;

                           (C) authority acting alone, except as otherwise directed by the Board of Directors, to sign and deliver any document on behalf of the Company, Including without limitation, any deed or lease or mortgage conveying title to any real estate owned by the Company and any contract for the sale or other disposition of any such real estate; and

                           (D) such other powers and duties as the Board of Directors may assign.


                  (ii) The vice president, or if there be more than one vice president, the vice presidents in the order of their seniority by designation (or if not designated, in the order of their seniority of election), shall perform the duties of the president/chief executive officer in his or her absence. The vice president shall have such other powers and duties as the Board of Directors or the president/chief executive officer may assign to them.

                  (iii)    The secretary shall:

                           (A) issue notices of all meetings for which notice is required to be given;

                           (B) have responsibility for preparing minutes of the directors and Members meetings for authenticating records of the Company;

                           (C)      have charge of the Company's record books;
                                    and

                           (D) have such other duties and powers as the Board of Directors or the chairman may assign.

                  (iv)     The treasurer shall:

                           (A) keep accurate and correct accounts of the Company's affairs and transactions; and

                           (B) have other duties and powers as the Board of Directors or the chairman may assign.


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                           (v)      Others officers and agents of the Company
                                    shall have such authority and perform such duties in the management of the Company as the Board of Directors or the president/chief executive officer may assign to them.

                           (vi) The initial officers of the Company shall be as follows:

                      Stephen Short    -  President and Chief Executive Officer
                      Marla McElroy    -  Secretary & Treasurer
                      Heath A. Lovell  -  Vice President


14.5 Time to be Devoted to Business. The Board of Directors shall devote such time to the Company's business as the Board of Directors, in their reasonable discretion, shall deem to be necessary to manage and supervisor the Company's business and affairs in an efficient manner; but nothing in this Agreement shall preclude the employment, at the expense of the Company, of any agent or third party to manage or provide other services In respect to the Company's business.

14.6 Other activities and competition. No director shall be required to manage the Company as such director's sole and exclusive function and any Member may have other business interests and may engage in other activities in addition to those relating to the Company.

14.7 Liability. No director shall be liable, responsible, or accountable in damages or otherwise to the Company or any Member for any action taken or failure to Act on behalf of the Company within the scope of the authority conferred on the Board of Directors by this Agreement or by law, unless such Act or omission was performed or omitted fraudulently, or in bad faith, or constituted gross negligence.

14.8 Indemnification. The Company shall indemnify, defend, and hold harmless each director, officer, and Member (each an "indemnified party") from and against any loss, expense, damage, or injury suffered or sustained by such indemnified party by reason of any acts, omissions, or alleged acts or omissions arising out of such indemnified party's activities on behalf of the Company or in furtherance of the interests of the Company, including, but not limited to, any Judgment, award, settlement, reasonable attorney's fees, and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding, or claim if the acts, omissions, or alleged acts or omissions upon which such actual or threatened action, proceeding, or claim is based were for a purpose reasonably believed to be in the best interests of the Company and were not preformed or omitted fraudulently or in bad faith or as a result of gross negligence by such indemnified party, and were not in violation of the indemnified party's fiduciary obligations to the Company. Any such indemnification will only be from the assets of the Company.

                                   ARTICLES 15
                              TRANSFER OF INTERESTS

15.1 Incapacity. After a Member becomes incapacitated, such Member's representative shall give the other Members and the Company an irrevocable option to purchase an incapacitated Member's Interest. That Member who holds the greatest number of Units in the Company shall have the first option to purchase. Should that Member not exercise his or her option, then the Member holding the next greatest number of Units shall have the option to purchase. The option to purchase shall be granted to each Member in the order of their ownership of Units until a Member exercises said first option. Should no Member exercise their option in the order as herein set forth, then the Company shall be required to redeem an Incapacitated Member's Interest. However, the Company shall not be required to redeem an incapacitated Member's Interest if the remaining Members elect to dissolve the Company. Nothing in this Agreement shall preclude the employment, at the expense of the Company, or any agent or third party to manage or provide other services in respect of the Company's business. The purchase price shall be the contract price as defined herein, and shall be payable at the time and in the manner defined herein.

15.2 Bankruptcy.

         (a) Upon the bankruptcy of any Member, that Member and such Member's representative, if any, shall become an inactive Member and all acts, consents, and decisions with respect to the Company shall thereafter be made by the other Members. The inactive Member shall, nonetheless, remain liable for such Member's share of any contributions or loans to the Company as provided herein, and shall be entitled to receive such Member's share of taxable income, tax losses, and net cash flow. The inactive Member shall be deemed to have given the Company and the other Members an Irrevocable option to purchase the inactive Member's Interest as set forth herein. If the Company and the other Members do not purchase the inactive Member's Interest, then the inactive Member shall remain as such.

         (b) For 180 days from and after the date a Member becomes an inactive Member, the other Members and the Company shall have an irrevocable option to purchase the inactive Member's Interest. That Member who holds the greatest number of Units In the Company shall have the first option to purchase. Should that Member not exercise his or her option, then the Member holding the next greatest number of Units shall have the option to purchase. The option to purchase shall be granted to each Member in the order of their ownership of Units until a Member exercises said first option. Should no Member exercise their option in the order as herein set forth, then the Company shall have an irrevocable option to redeem an inactive Member's Interest. If any of the other Members elect to purchase the inactive Member's Interest as herein provided, or should the Company purchase the inactive Member's Interest, such parties shall notify the inactive Member or such inactive Member's representative, of such parties' intention to do so within said 180 day period, and the inactive Member's Interest shall be purchased by the other Members or the Company at that time. The purchase price of an inactive Member's Interest purchased pursuant to this paragraph shall be the contract price as defined herein, and shall be payable at the time and in the manner specified herein.

15.3 Adjustment of Participating Percentages. To the extent a Member's Interest Is redeemed by the Company, the participating percentages of the remaining Members shall be immediately recalculated so that each Member's participating percentage is increased by a pro rata amount so that the aggregate participating percentages of all of the remaining Members equals 100 percent.

15.4 Restrictions on Transfer.

         (a) No Member shall sell, assign, pledge, hypothecate, bequeath, give away, or transfer by operation of law or otherwise all or any part of such Member's Interest (collectively "transfer") except in compliance with this article. The transfer of any Member's Interest, in whole or in part, whether or not in compliance with this Agreement, shall not release the transferring Member from said Member's obligations hereunder unless the transferee of such interest is approved as a substituted Member by Members-holding the majority of the Units and the transferee, in writing, assumes the obligations of the transferring Member and acknowledges and agrees to be bound by this Agreement. Any Member who attempts to transfer such Members Interest in violation of this Agreement, whether by operation of law or otherwise, shall be deemed to have become an inactive Member who shall cease to have any voice in the conduct of the Company's affairs and shall further be deemed to have granted the Company the option to purchase such Member's Interest at the contract price (defined below). If approved, transfer pursuant to this paragraph shall confer upon the transferee the right to become a substituted Member, in the following manner and subject to the following conditions:

                  (i) Each transfer shall be effective as of the day that the Board of Directors approves the transfer.

                  (ii) No transfer shall be effective if the transfer would, in the opinion of counsel to the Company, result in the termination of the Company for purpose of the IRC.

                  (iii) No transfer to a minor or incompetent shall be effective in any respect, except that this limitation shall not apply to a transfer in trust for the benefit of a minor or in a custodianship under the Uniform Transfers to Minor Act or similar legislation.

                  (iv) Each transferee shall agree in writing to be bound by the terms of this Agreement.

         (b) The transferee of an interest, who is not approved as a substituted Member by Members holding a majority of the Units, shall have no right to: (i) vote, interfere, or participate in the management or administration of the Company's business or affairs, (ii) request any information on or an accounting of the Company's transactions; or (iii) inspect the Company's books of accounts or records. Such transfer merely entitles the transferee to receive the share of distributions, income, and losses to which the transferring Member would otherwise be entitled, and the transferee shall have only those rights specified in the Act, and the transferring Member shall remain liable for such Member's obligations, if any, under this Agreement.

15.5 Right of First Refusal. If a bona fide offer, in writing, signed by the offeror, shall have been made to a Member for the purchase of all or any portion of such Member's Interest (the "offeree Member") and such Member desires to accept the offer, then a true copy of such offer shall be forwarded to the Company's other Members. Such other Members shall have the right, in proportion to their participate percentages, or In such other proportions as they may agree, (including through redemption of the interest by the Company) to be exercised by written notice to such effect within 90 days after receipt of the offer by them, to purchase the offeree Member's Interest on the same terms and conditions as are contained in the offer. Such notice of acceptance shall set the closing date for the consummation of the transaction, which shall not be for a date beyond 90 days from the mailing of such acceptance by them, or be on the date of closing in the offer, whichever date is later, and shall also set forth the time and place of closing, which shall be at the Company's principal office, during usual business hours. If the other Members do not send a notice of acceptance to the offeree Member within the prescribed time for the purchase of the offeree Member's Interest, or are not ready, willing, and able to consummate the purchase on the closing date, then the offeree Member shall have the right to sell his or her interest to the offeror, provided that such sale is consummated within 180 days after the date of the receipt of the original bona fide offer by the non transferring Members, and further provided, that such sale is made strictly in accordance with the terms of the offer and on no more favorable terms to the offeror.

15.6 Assignees/Transferees Bound by this Agreement. Any assignee or person admitted to the Company as a substituted Member shall be subject to and bound by all provisions of this Agreement as if originally a party to this Agreement.


15.7 Contract Price.

         (a) The "contract price" shall equal the fair market value of the transferring Member's Interest as of the date of the event triggering the transfer. The fair market value shall be determined within 30 days after the event triggering the transfer by Agreement among the Members, or if no Agreement can be reached, then by an appraisal of the fair market value of the Member's Interest, taking into account the terms of this Agreement and restriction on such Member's Interest as set forth in this Agreement and Act.

         (b) If the appraisal of an interest is required pursuant to this paragraph, then the Board of Directors shall select an appraiser. The cost of the appraiser shall be split between the transferring Member and the Company. The decision of the appraiser shall be final and binding upon the Members and the Company.

15.8 Time and Manner of Payment. Any interest transferred to the Company or the other Members pursuant to Article 15 shall be paid for at the purchaser's option all in cash at the time the interest is transferred. The closing on the transfer of any interest shall occur within 30 days after determination of the contract price, unless otherwise specified herein, or in that option or offer.

                                   ARTICLE 16
                           DISSOLUTION OF THE COMPANY

The occurrence of any one of the following events, as provided below, shall cause a dissolution of the Company:

         (a) The Company shall be dissolved upon the written consent of a Member or Members holding 51 percent or more of the Units authorizing the dissolution of the Company.

         (b) No event of dissolution of a Member or a director under the Act, or event of dissolution under the Act shall cause a dissolution of the Company.

                                   ARTICLE 17
               WINDING UP; LIQUIDATING DISTRIBUTIONS; TERMINATIONS

17.1 Winding up.

         (a) In the event of the dissolution of the Company for any reason, then the Board of Directors shall commence to wind up the affairs of the Company and to liquidate the Company's assets. The Members shall continue to share profits and losses during this period. The Board of Directors shall determine whether the Company's assets are to be sold or distributed to the Members in dissolution of the Company. If the Company's assets are distributed to the Members, then all such assets shall be valued at their then fair market value as determined by the Board of Directors and the difference, if any, of such fair market value over (or under) the adjusted basis of such assets to the Company shall be credited (or charged) to the capital accounts of the Members. Fair market value shall be used for purposes of determining the amount of any distribution to a Member pursuant to paragraph 17.2.

         (b) If the Board of Directors is unable to agree on the fair market value of any Company asset, then the fair market value shall be determined by a qualified independent appraiser selected by the Board of Directors, or, if no appraiser can be agreed upon by the Board of Directors, then selected by the Company's regularly employed accounting firm.

17,2 Liquidating Distributions. Subject to the right of the Board of Directors to set up such cash reserves as may be deemed necessary for any contingent or unforeseen liabilities or obligations of the Company, the proceeds of the liquidation and any other funds of the Company shall be distributed to:

         (a) Creditors, in the order of priority as provided by law, including, to the extent permitted by law, Members who are creditors;

         (b) The Members as creditors, to the extent they did not receive distributions pursuant to paragraph 17.2(a), and to Members in satisfaction of the Company's liability for distributions;

         (c) The Members in proportion to their respective capital accounts until they have received an amount equal to their capital accounts immediately prior to such disposition, but after adjustment for gain or loss with respect to the disposition of the Company's assets Incident to the dissolution of the Company and the winding up of its affairs, whether or not the distribution occurs prior to the dissolution of the Company; and

         (d) The Members in accordance with their participating percentages.

17.3 Rights of the Members. Each Member shall look solely to the Company's assets for all distributions with respect to the Company, his or her capital contribution (including the return thereof), and share of profits, and shall have no recourse therefore (upon dissolution or otherwise) against any other Member.

17.4 Termination. Upon complete liquidation of the Company and distribution of all Company funds, the Company shall terminate.

                                   ARTICLE 18
                                  MISCELLANEOUS

18.1 Notices. All notices, approvals, consents, and demands required or permitted under this Agreement shall be in writing and sent by hand delivery, facsimile, overnight mail, certified mail, or registered mall, postage prepaid, to the Members at their addresses as shown from time to time on the records of the Company, and shall be deemed given when delivered by hand delivery, transmitted by facsimile or mailed by overnight, certified, or registered mail. Any Member may specify a different address by notifying the other Members and the Company in writing of the different address.

18.2 Governing Law. This Agreement and the rights of the parties to this Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Illinois, without regard to or application of its conflict of laws principles.

18.3 Benefit and Binding Effect. Except as otherwise specifically provided in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement, and their legal representatives, heirs, administrators, executors, successors, and permitted assigns.

18.4 Pronouns and Number. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, feminine, or neuter gender shall include the masculine, feminine, and neuter gender.

18.5 Headings, Annexes, and Schedules. The headings contained in this Agreement are Inserted only as a matter of convenience, and in no way define, limit, or extend the scope or intent of this Agreement or any provision of this Agreement. The annexes and schedules to this Agreement are incorporated into this Agreement by this reference and expressly made a part of this Agreement.

18.6 Partial Enforceability. If any provision of this Agreement, or the application of any provision to any person or circumstance shall be held invalid, illegal, or unenforceable, then the remainder of this Agreement, or the application of that provision to persons or circumstances other than those with respect to which It Is held invalid, illegal, or unenforceable, shall not be affected thereby.

18.7 Previous Agreements. This Agreement shall supersede all previous agreements of the parties to this Agreement with respect to the matters to which this Agreement pertains.

18.8 Enforcement. In the event of a breach or threatened breach by a Member of any of the provisions of this Agreement, the Company shall be entitled to obtain a temporary restraining order and temporary and permanent injunctive relief without the necessity of proving actual damages by reason of such breach or threatened breach, and to the extent permissible under the applicable statues and rules of procedure, a temporary injunction or restraining order may be granted immediately upon the commencement of any such suit and without notice. Nothing in this Agreement may be construed as prohibiting the Company from pursuing any other remedy or remedies, including without limitation, the recovery of damages. The Company shall have the right to set off any such damages against any amounts otherwise payable by it to the Member under this Agreement or otherwise. Each Member further covenants and agrees to indemnify and hold the Company harmless from and against all costs and expenses, including legal or other professional fees and expenses Incurred by the Company in connection with or arising out of any proceeding instituted by the Company against the Member to enforce the terms and provisions of this Agreement if the Company is successful in whole or in part in such proceeding.

18.9 Scope. If any one or more of the provisions of this Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity, or subject, each such provision shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with applicable law then in force.

18.10 No Waiver. No waiver by any party to this Agreement at any time of a breach by any other party of any provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar provisions of this Agreement at the same or any prior or subsequent time.

18.11 Amendments. Any amendments to this Agreement or the Company's Articles of Organization shall be in writing.

18.12 No Third-Party Beneficiary. It is specifically agreed between the parties executing this Agreement that it is not intended by any of the provisions of the Agreement to make the public, or any Member thereof, a third-party beneficiary under the Agreement, or to authorize anyone not a party to this Agreement to maintain a suit for damages pursuant to the terms or provisions of this Agreement. The duties, obligations, and responsibilities of the parties to this Agreement with respect to third parties shall remain as imposed by law.

18.13 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

18.14 Partition. The Members agree that the Company's assets are not and will not be suitable for partition. Accordingly, each of the Members irrevocably waives any and all right such Member may have to maintain any action for partition of any of the Company's assets. No Member shall have any right to any specific assets of the Company upon the liquidation of, or any distribution from the Company.

18.15 Representations and Warranties of the Members. Each Member warrants, represents, agrees, and acknowledges: (a) that he has adequate means of providing for his own current needs and foreseeable future contingencies and anticipates no need now or in the foreseeable future to sell his interest; (b) that he is acquiring his interest for his own account as a long-term investment and without a present view to make any distribution, resale, or fractionalization thereof; (c) that he and his independent counselors have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the investment Involved in his acquisition of his interest and they have evaluated the same; (d) that he is able to bear the economic risks of such Investment; (e) that he and his independent counselors have made such investigations of the Company (including its business prospects and financial condition) and the Members, have had access to all information regarding the Company and the Members, and have had an opportunity to ask all of the questions regarding investment therein; (f) that in connection with his acquisition of an interest, he has been fully informed by his Independent counsel as to the applicability of the requirements of the Securities Act of 1933, as amended (the "Securities Act") and all applicable state securities or "blue sky" laws to his interest; and (g) that he understands that: (i) his interest is not registered under the Securities Act or any state securities law, (ii) there is no market for his interest and he will be unable to transfer his interest unless such is so registered or unless the transfer complies with an exemption from such registration (evidence of which must be satisfactory to counsel for the Company), (iii) such interest cannot be expected to be readily transferred or liquidated, and (iv) his acquisition of an interest in the Company involves a high degree of risk.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.



DODGE HILL HOLDING JV, LLC

     /s/  STEPHEN SHORT
-------------------------------
Stephen Short, President

Member Name                                Capital
-----------                              Contribution                   Units
                                         ------------                   ------

Dodge Hill Holding JV, LLC                 100%                          100














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